UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 6, 2005

Fairchild Semiconductor International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15181	043363001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

82 Running Hill Road, South Portland, Maine		04106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	207-775-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2005 we entered into an employment agreement with Mark S. Thompson under which we agreed to employ Dr. Thompson as President and Chief Executive Officer effective as of our annual stockholders’ meeting on May 4, 2005. Our current President and CEO, Kirk P. Pond, will remain chairman of the board of directors. Dr. Thompson’s agreement provides for him to be elected to our board of directors following the stockholders’ meeting. The agreement has an initial term of three years, with the three-year term automatically renewing each April 6th unless we or Dr. Thompson gives notice of non-renewal by that date each year. The agreement provides for a base annual salary of at least $630,000, subject to increases at the discretion of the board of directors or its compensation committee so as to be competitive with compensation paid to similarly situated CEOs and on a basis consistent with company policies. Dr. Thompson’s annual incentive target amount under our annual cash bonus program, the Enhanced Fairchild Incentive Plan, will be 150% of his base salary. As a recruitment incentive under his prior employment agreement, for the 2005 measurement period, Dr. Thompson is entitled to a minimum bonus at his prior EFIP participation level of 80%.

Under the agreement, if Dr. Thompson’s employment is terminated by us for any reason other than "cause" or by Dr. Thompson for "good reason" (as those terms are defined in the agreement), we will pay him two times his base salary and annual bonus target amount in effect at the time of termination. If Dr. Thompson retires on or after April 6, 2008, or if we terminate his employment other than for "cause" after that date, or if Dr. Thompson terminates his employment for "good reason" after that date, then he will be fully vested in his deferred stock units, stock options and other equity awards, and have the full remaining option term to exercise the options. In the event of a "change in control" (as defined in the agreement), if Dr. Thompson’s employment is terminated by the company or its successor for any reason other than "cause", or by Dr. Thompson for "good reason", in either case within 6 months before or 12 months after the change in control, then we or our successor must pay him three times his base salary and annual bonus target amount in effect at the time of termination, and his stock options, deferred stock units and other equity awards would vest in full and the options would be exercisable for their remaining terms. We have also agreed to pay any taxes that may apply to severance payments following a change in control under Section 280G of the Internal Revenue Code, and to pay any taxes applicable to such payments.

Under the agreement, Dr. Thompson will receive promotion grants of 45,000 deferred stock units, 46,000 performance shares and 275,000 stock options. The grants are subject to stockholder approval of certain amendments to the Fairchild Semiconductor Stock Plan at the stockholders’ meeting on May 4, 2005. These proposed amendments and our new performance share program are described in our definitive proxy statement filed with the Securities and Exchange Commission on March 29, 2005. The grants would be made under the plan and would be covered by separate award agreements. The DSUs would vest in one-third increments on each of the first three anniversaries of the grant date, subject to Dr. Thompson’s continuing employment on those dates, and vested DSUs must be settled by delivery of stock on the earlier to occur of Dr. Thompson’s death or disability, the termination of his employment or a settlement date chosen by him which must be at least three years after the grant date. The options will vest in one-quarter increments on each of the first four anniversaries of the grant date, subject to Dr. Thompson’s continuing employment on those dates. The options will be non-qualified stock options, have an eight-year term and have an exercise price equal to the fair market value of our common stock on the grant date. Dr. Thompson will not be eligible to receive grants under the company’s annual 2005 equity award program, except as specified above.

The agreement also provides for Dr. Thompson to receive up to $15,000 per year in supplemental life insurance premiums, non-reimbursed medical expenses and personal tax services at the company’s expense and on a tax-assisted basis. In addition, Dr. Thompson will be entitled to five weeks’ paid vacation, will receive a car allowance of up to $2,000 per month (net of taxes) and will be entitled to participate in company benefit programs available to senior executives of the company. Under the agreement, the company agreed to pay Dr. Thompson’s reasonable advisory and legal fees associated with entering into the employment agreement, up to $5,000, and to pay his legal fees in the event of disputes under the agreement following a change in control.

The agreement prohibits Dr. Thompson from competing with us during, and for one year after, the term of his employment. If Dr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for "cause", then we may cancel his deferred stock units, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards.

Dr. Thompson’s employment agreement is included as Exhibit 10.01 to this report and incorporated herein by reference. The above description is qualified in its entirety by reference to the filed agreement.

Item 1.02. Termination of a Material Definitive Agreement.

Dr. Thompson’s employment agreement described in Item 1.01 above replaces and supersedes his employment agreement with the company dated as of December 1, 2004, except that he remains entitled to any bonus commitment contained in the previous employment agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As of our annual stockholders’ meeting on May 4, 2005, Mark S. Thompson will succeed Kirk P. Pond as our President and Chief Executive Officer. Dr. Thompson will also be elected to our board of directors by our board of directors following the stockholders’ meeting. The material terms of Dr. Thompson’s employment agreement are described in Item 1.01 of this report and the agreement is included as an exhibit to this report.

Dr. Thompson, age 48, joined the company in December 2004 as Executive Vice President, Manufacturing and Technology Group. He has more than 20 years of high-technology industry experience. Prior to joining the company, Dr. Thompson had been Chief Executive Officer of Big Bear Networks since August 2001. He was previously Vice President and General Manager of Tyco Electronics, Power Components Division and, prior to its acquisition by Tyco, was Vice President of Raychem Electronics OEM Group. He holds a Ph.D. from the University of North Carolina and a bachelor’s degree from the State University of New York. Dr. Thompson serves on the Board of Directors of Big Bear Networks. Under Dr. Thompson’s previous employment agreement, if we had not appointed him as President and Chief Executive Officer and named him to our board of directors by December 1, 2005, Dr. Thompson would have had the right to terminate his employment and claim severance benefits under that agreement.

Mr. Pond will continue to serve as chairman of the board of directors. He will remain an executive officer of the company until his retirement on June 26, 2005, after which he will serve as a non-employee consultant until June 2007.

Item 7.01. Regulation FD Disclosure.

On April 6, 2005, we announced the appointment of Mark S. Thompson as our President and Chief Executive Officer. The press release announcing the appointment is included as Exhibit 99.01 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.01 Employment Agreement, dated as of April 6, 2005, among Mark S. Thompson, Fairchild Semiconductor International, Inc. and Fairchild Semiconductor Corporation.

99.01 Press Release dated April 6, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

April 6, 2005	By:	Paul D. Delva

Name: Paul D. Delva
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.01	Employment Agreement dated April 6, 2005.
99.01	Press Release dated April 6, 2005.